Exhibit 11

EXECUTION COPY

MERRILL LYNCH CAPITAL CORPORATION
4 World Financial Center
250 Vesey Street
New York, NY 10080

June 21, 2004

Dick’s Sporting Goods, Inc.
200 Industry Drive
Pittsburgh, PA 15275

Re: Project Baseball — Interim Loan Commitment Letter

Ladies and Gentlemen:

     Dick’s Sporting Goods, Inc. (“you” or “Buyer” or “Borrower”) has advised Merrill Lynch Capital Corporation and its affiliates (“Merrill Lynch” or “we” or “us”) that Buyer intends to acquire all of the outstanding common stock, no par value (the “Common Stock”), of Galyan’s Trading Company, Inc., an Indiana corporation (“Target”), pursuant to a merger agreement (the “Merger Agreement”) to be entered into by and among Buyer, Target and a newly formed wholly owned subsidiary of Buyer incorporated in Indiana (“Acquisition Sub”). You have further advised us that (1) Buyer intends to launch a tender offer for the Common Stock as soon as practicable following the date hereof, (2) at the conclusion of such tender offer you intend to acquire all of the Common Stock tendered, which shall be at least 51% of the issued and outstanding Common Stock of the Target on a fully diluted basis (the “Acquisition”), (3) thereafter you intend to cause as reasonably promptly as possible Acquisition Sub to merge with and into Target, with Target being the surviving corporation in such merger and becoming a wholly owned subsidiary of Buyer (the “Merger”), (4) if more than 90% of the Common Stock of the Target on a fully diluted basis is acquired in the Acquisition then the Merger will be effected as soon as possible thereafter in a statutory short form merger, and (5) if a short-form merger is not permitted by law to effect the Merger, Target will hold a shareholder meeting as soon as possible after the Acquisition in order to approve the Merger and the merger will be effective promptly after obtaining such approval (the date of the consummation of the Merger, the “Merger Date”). The sources and uses of funds necessary to consummate the Acquisition, the Merger and the other transactions contemplated hereby are set forth on Annex I (the amount of consideration required to consummate the Acquisition, the “Acquisition Consideration”

and the amount of consideration required to consummate both the Merger and the Acquisition, the “Merger Consideration”).

     In addition, you have advised Merrill Lynch that in connection with the consummation of the Acquisition and the Merger, Buyer will raise gross cash proceeds through either (A) an increase in committed amounts available to the Buyer under the Buyer’s Amended and Restated Credit Agreement dated as of July 26, 2000 among the Buyer, the Lenders Party thereto and General Electric Capital Corporation (“GECC”), as amended (the “Senior Credit Facility”) or an amendment or restatement (or other modification) or the replacement of such facility (even if the replacement includes additional borrowing capacity and/or is comprised of new or additional lenders) (the “Senior Credit Facility Increase”), or (B) if the Senior Credit Facility Increase is not consummated prior to or concurrently with the consummation of the Acquisition, the draw down under a senior secured interim loan of up to $175.0 million (the “Interim Loan” and together with the Senior Credit Facility, the “Credit Facilities”) for the purpose of purchasing Target’s Common Stock and paying other expenses or costs of the Transactions that would be anticipated to be refinanced with debt securities (the “Take-out Securities”).

     In addition, you have advised us that, on or prior to the date of initial funding under the Interim Loan (the “Closing Date”), Target and its subsidiaries will either (A) obtain an amendment or a waiver under their respective existing indebtedness (the “Existing Indebtedness”) to permit the Acquisition and the Merger without materially burdensome conditions, (B) refinance such Existing Indebtedness in a manner that permits the Acquisition and the Merger without increasing the amount of Target’s outstanding indebtedness or (C) repay all of their Existing Indebtedness and terminate all commitments to make extensions of credit under their respective existing indebtedness (collectively, the “Refinancing”) and in the event of (C) Buyer shall have received additional financing either through the Senior Credit Facility Increase or otherwise to accomplish the Refinancing.

     The Acquisition, the Refinancing, the entering into and borrowings under the Interim Loan by the parties herein described, the Merger and the other transactions contemplated hereby entered into and consummated in connection with the Acquisition and the Merger are herein referred to as the “Transactions.”

     You have requested that Merrill Lynch commit to provide the Interim Loan to finance the Acquisition and the payment of certain related fees and expenses.

     Accordingly, subject to the terms and conditions set forth below, Merrill Lynch hereby agrees with you as follows:

     1. Commitment. Merrill Lynch hereby commits to provide to Borrower the Interim Loan upon the terms and subject to the conditions set forth or referred to herein, in the Fee Letter (the “Fee Letter”) dated the date hereof and delivered to you, and in the Interim Loan Summary of Terms and Conditions attached hereto (and incorporated by reference herein) as Exhibit A (the “Term Sheet”). At September 15, 2004, any unused interim loan commitments under this Commitment Letter will terminate immediately after making the extensions of credit thereunder contemplated hereby. To the extent that an underwriting or purchase agreement is entered into by the Borrower with respect to any securities, the commitments hereunder shall be terminated on the date of execution thereof in an amount equal to the expected aggregate gross proceeds from the securities covered thereby.

     2. Syndication. We reserve the right and intend, after the date hereof but prior to or after the execution of the definitive documentation for the Interim Loan (the “Credit Documents”), to syndicate all or a portion of our commitments to one or more financial institutions (together with Merrill Lynch, the “Lenders”). Our commitment hereunder is subject to our (or one or more of our affiliates) acting as sole and exclusive book-runner, lead arranger and syndication agent for the Interim Loan and any other debt financing (including any high yield debt financing) that is consummated in connection with the Acquisition, the Merger or the Refinancing (other than the Senior Credit Facility Increase). We (or one or more of our affiliates) will manage all aspects of the syndication (in consultation with you), including decisions as to the selection of potential Lenders to be approached and when they will be approached, when their commitments will be accepted and which Lenders will participate and the final allocations of the commitments among the Lenders (which are likely not to be pro rata across facilities among Lenders), and we will exclusively perform all functions and exercise all authority as customarily performed and exercised in such capacities, including selecting counsel for the Lenders and negotiating the Credit Documents. Any agent, book-runner or arranger titles (including co-agents) awarded to other Lenders are subject to our prior approval and shall not entail any role with respect to the matters referred to in this paragraph without our prior consent. You agree that no Lender will receive compensation outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Interim Loan. We may select (in consultation with you) a Lender to act as an administrative agent (the “Administrative Agent”) for the Interim Loan to perform such ministerial and administrative functions as we shall reasonably designate.

     You understand that we intend to commence the syndication of the Interim Loan, and you agree actively to assist us in achieving a timely syndication that is satisfactory to us. The syndication efforts will be accomplished by a variety of means, including direct contact during the syndication between senior management, advisors and affiliates of Buyer and (to the extent reasonably possible after use of commercially reasonable best efforts) Target on the one hand and the proposed Lenders on the other hand, and the hosting by Buyer, with Merrill Lynch, of meetings with prospective Lenders at such times and places as we may reasonably request. You agree to, promptly, upon our request, (a) provide and use your commercially reasonable best efforts to have Target provide, to us all information reasonably requested by us to complete successfully the syndication, including information and projections (including updated projections) contemplated hereby, (b) assist and use your commercially reasonable best efforts to have Target assist us in the preparation of a Confidential Information Memorandum and other marketing materials (the contents of which you shall be solely responsible for) to be used in connection therewith (including obtaining any necessary consents of Target’s accountants), and (c) make available your representatives and use your commercially reasonable best efforts to make available representatives of Target and your and their respective subsidiaries and affiliates for participation in road shows and presentations. You also agree to use your commercially reasonable best efforts to ensure that our syndication efforts benefit materially from the existing lending relationships of Buyer and Target (and their respective affiliates).

     3. Fees. As consideration for our commitment hereunder and our agreement to arrange, manage, structure and syndicate the Interim Loan, you agree to pay to us the fees and expenses as set forth herein, in the Term Sheet and in the Fee Letter.

     4. Conditions. Merrill Lynch’s commitment hereunder is subject to the conditions set forth elsewhere herein, in the Term Sheet and in the Fee Letter.

     Our commitment hereunder is also subject to the conditions that (a) since January 31, 2004, there shall not have occurred or become known (1) a Material Adverse Effect (as such term is defined in the Merger Agreement) with respect to the Target and its subsidiaries taken as a whole or (2) any material adverse change or any condition, fact, event or development that has resulted or could reasonably be expected to result in a material adverse change in the business, operations, condition (financial or otherwise), assets, liabilities (contingent or otherwise) or prospects of Buyer and its subsidiaries taken as a whole (as in existence before giving effect to the Transactions) (a “Buyer Material Adverse Change” and either of (1) or (2) a “Material Adverse Change”); (b) no material disruption or material adverse change (or development that could reasonably be expected to result in a prospective material disruption or material adverse change) in or affecting the U.S. or international loan syndication, financial, banking or capital markets generally shall have occurred or be continuing that, individually or in the aggregate in our sole judgment would adversely affect our ability to syndicate the Interim Loan or effect the sale of the Take-out Securities; (c) no banking moratorium shall have been declared by either Federal or New York authorities; (d) we shall be satisfied that, after the date hereof and prior to and during the syndication of the Interim Loan, none of Borrower or Target or any of their respective subsidiaries or affiliates shall have syndicated or issued, attempted to syndicate or issue, announced or authorized the announcement of, or engaged in discussions concerning the syndication or issuance of, any debt facility or debt security of (or other financing by) any of them, including renewals thereof, other than the Credit Facilities; (e) you and Merrill, Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) shall have executed and delivered the engagement letter (the “Engagement Letter”) in the form attached hereto as Annex A and such Engagement Letter shall be in full force and effect and you shall not be in breach thereof; (f) we shall be satisfied with all terms of the Transactions and shall have had the opportunity to review and shall be reasonably satisfied with the Merger Agreement (it being acknowledged that MLPF&S is satisfied with the Merger Agreement as in effect as of the time of this letter), Schedule TO, Schedule 14D-9 and all related documentation (and all exhibits, schedules, appendices and attachments thereto); (g) the Information (as defined in Section 5 below) will be complete and correct in all material respects and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made; and (h) we shall not have become aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections (as defined in Section 5 below)) that in our sole judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to us prior to the date hereof.

     5. Information and Investigations. You hereby represent and covenant that (a) all information and data (excluding financial projections) that have been or will be made available by Borrower or Target or any of Borrower’s or Target’s respective affiliates, representatives or advisors to us or any Lender (whether prior to or on or after the date hereof), taken as a whole (the “Information”), is and will be complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made, and (b) all financial projections concerning Borrower, Target and their respective subsidiaries and the Transactions (the “Projections”) that have been made or will be prepared by or on behalf of Borrower or any of Borrower’s affiliates, representatives or advisors and that have been or will be made available to us or any Lender (whether prior to or on or after the date hereof) have been and will be prepared in good faith based upon assumptions believed by you to be reasonable. You agree that Merrill Lynch shall be given such access to business, financial, legal and other information regarding Borrower and its subsidiaries as it shall reasonably request including, without limitation, access to the management, books and records, contracts and properties of Borrower and its subsidiaries. You agree to supplement the Information and the Projections from time to time until the Merger Date and, if requested by us, for a reasonable period thereafter necessary to complete the syndication of the Interim Loan, so that the representation and covenant in the preceding sentence remain correct in all material respects (and not just on the date that any Information is furnished). You also agree to provide Merrill Lynch access to such Information that you receive from Target that Merrill Lynch shall reasonably request. You also agree to promptly provide Merrill Lynch with copies of documentation submitted to the Securities and Exchange Commission (“SEC”), Federal Trade Commission and/or Department of Justice by Borrower, Acquisition Sub or Target in connection with the Transactions (provided that with respect to information provided to the FTC or DOJ the Borrower need not provide any proprietary or other information not publicly available so long as Borrower engages in good faith discussions with Merrill Lynch, upon the request of Merrill Lynch, as to the nature and general content of any information so provided) as well as any correspondence or comments sent to or received from such entities by the Borrower, Acquisition Sub or Target. In syndicating the Interim Loan we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent check or verification thereof.

     6. Indemnification. You agree (i) to indemnify and hold harmless Merrill Lynch and each of the other Lenders and their respective officers, directors, employees, affiliates, representatives, advisors, agents and controlling persons and successors and assigns (Merrill Lynch and each such other person being an “Indemnified Party”) from and against any and all losses, claims, damages, costs, expenses and liabilities, joint or several, to which any Indemnified Party may become subject under any applicable law, or otherwise related to or arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Interim Loan, the use of proceeds of any such loan, any of the Transactions or any related transaction or the performance by any Indemnified Party of the services contemplated hereby, and will reimburse each Indemnified Party promptly upon demand for any and all expenses (including, without limitation, the fees, disbursements and other charges of counsel) as they are incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of Borrower, Target or any of their respective affiliates or shareholders, or any other person or entity, and whether or not any of the Transactions are consummated or this Commitment Letter is terminated, except to the extent found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party’s bad faith or gross negligence and (ii) not to assert any claim against any Indemnified Party for consequential, punitive or exemplary damages on any theory of liability in connection in any way with the transactions described in or contemplated by this Commitment Letter and the Fee Letter. No Indemnified Party shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems.

     You agree that, without our prior written consent, neither you nor any of your affiliates or subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes an unconditional written release in form and substance satisfactory to the Indemnified Parties of each Indemnified Party from all liability arising out of or related to such claim, action or proceeding and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

     In the event that an Indemnified Party is requested or required to appear as a witness or deponent in any action brought by or on behalf of or against you, Target or any of your or their subsidiaries or affiliates in which such Indemnified Party is not named as a defendant, you agree to reimburse such Indemnified Party for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness or a deponent, including, without limitation, the fees and expenses of its legal counsel.

     7. Expenses. You agree to reimburse Merrill Lynch and its affiliates for their reasonable expenses upon our request made from time to time (including, without limitation, all reasonable due diligence investigation expenses, fees of consultants engaged with your consent (not to be unreasonably withheld), syndication expenses (including printing, distribution, bank meeting, appraisal, valuation and rating agency fees and expenses, and charges of IntraLinks), travel expenses, duplication fees and expenses, audit fees, search fees, filing and recording fees and the reasonable fees, disbursements and other charges of counsel (including local counsel) and any sales, use or similar taxes (and any additions to such taxes) related to any of the foregoing) incurred in connection with the negotiation, preparation, execution and delivery, waiver or modification, administration, collection and enforcement of this Commitment Letter, the Term Sheet, the Fee Letter and the Credit Documents and the security arrangements in connection therewith and whether or not such fees and expenses are incurred before or after the date hereof or any loan documentation is entered into or the Transactions are consummated or any extensions of credit are made under the Interim Loan or this Commitment Letter is terminated or expires.

     8. Confidentiality. This Commitment Letter, the Term Sheet and the Fee Letter, the contents of any of the foregoing, and our and/or our affiliates’ activities pursuant hereto or thereto, are confidential and shall not be disclosed by or on behalf of you or any of your affiliates to any person without our prior written consent, except that you may disclose this Commitment Letter and the Term Sheet (but not the Fee Letter or any matter related to any information in the Fee Letter) (i) to your and Target’s officers, directors, employees and advisors, and then only in connection with the Transactions and on a confidential and need-to-know basis, (ii) as you are required by applicable law or compulsory legal process (based on the advice of legal counsel); provided, however, that if disclosure is required by applicable law or compulsory legal process you agree to give us prompt notice thereof and to cooperate with us in securing a protective order and that any disclosure made pursuant to public filings shall be subject to our prior approval (not to be unreasonably withheld) and (iii) to the extent reasonably required by the SEC or stock exchange listing disclosure requirements (based on the advice of legal counsel). You agree that you will permit us to review and approve any reference to us or any of our affiliates in connection with the Interim Loan or the transactions contemplated hereby contained in any press release or any other public disclosure or SEC filing prior to public release or public filing. You agree that we and our affiliates may share information concerning Borrower, Target and their respective subsidiaries and affiliates among ourselves.

     9. Termination. Our commitment hereunder is based upon the representations and warranties made to us hereunder and the accuracy and completeness of the financial and other information regarding Borrower, Target and their respective subsidiaries and the Transactions previously provided to us. In the event that (i) by means of continuing review or otherwise Merrill Lynch becomes aware of or discovers new information or developments concerning conditions or events previously disclosed to us that we believe in our sole discretion is inconsistent in any material adverse respect with the Projections or the Information provided to us prior to the date hereof, or any condition, fact, event or development shall have occurred or become known since January 31, 2004 that in our sole judgment has had or resulted in or could reasonably be expected to have or result in a Material Adverse Change, or a material adverse effect on the Transactions or on the tax or accounting consequences of the Transactions, or (ii) the Merger Agreement is terminated or expires or the effort to acquire Target is abandoned, this Commitment Letter and our commitment hereunder shall terminate. In addition, our commitment hereunder shall terminate in its entirety on the earlier of (A) September 15, 2004, if the Credit Documents have not been executed and delivered by Borrower and the Lenders by such date, (B) the date of execution and delivery of the Credit Documents by Borrower and the Lenders and (C) the date of the Acquisition if the initial funding under the Interim Loan does not occur on such date. Notwithstanding the foregoing, the provisions of Sections 3, 5, 6, 7, 8 and 11 hereof shall survive any termination pursuant to this Section 9.

     10. Assignment; etc. This Commitment Letter and our commitment hereunder shall not be assignable by any party hereto (other than by us to our affiliates) without the prior written consent of the other parties hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this Section 10 shall prohibit us (in our sole discretion) from (i) performing any of our duties hereunder through any of our affiliates, and you will owe any related duties (including those set forth in Section 2 above) to any such affiliate, and (ii) granting (in consultation with you) participations in, or selling (in consultation with you) assignments of all or a portion of, the commitments or the loans under the Interim Loan pursuant to arrangements satisfactory to us. This Commitment Letter is solely for the benefit of the parties hereto and does not confer any benefits upon, or create any rights in favor of, any other person other than the Indemnified Parties.

     11. Governing Law; Waiver of Jury Trial. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to any principles of conflict of laws thereof to the extent the same are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction). Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Interim Loan, the use of proceeds of any such loan, any of the Transactions or any related transaction or the performance by any Indemnified Party of the services contemplated hereby.

     12. Amendments; Counterparts; etc. No amendment or waiver of any provision hereof or of the Term Sheet or of the Fee Letter shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Commitment Letter, the Engagement Letter, the Term Sheet and the Fee Letter are the only agreements between the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties with respect thereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by telecopier shall be effective as delivery of a manually executed counterpart.

     13. Public Announcements; Notices. We may, at our expense, publicly announce as we may choose the capacities in which we or our affiliates have acted hereunder; provided however, that at any time prior to the Closing Date we may only make such announcement with your prior consent. Any notice given pursuant hereto shall be mailed or hand delivered in writing, if to (i) you, at your address set forth on page one hereof, with a copy to such persons as you may designate in writing; and (ii) Merrill Lynch, at 4 World Financial Center, 250 Vesey Street, New York, New York 10080, Attention: Edward Aitken and Wissam Kairouz.

(Signature Page Follows)

     Please confirm that the foregoing correctly sets forth our agreement of the terms hereof and the Fee Letter by signing and returning to Merrill Lynch the duplicate copy of this letter and the Fee Letter enclosed herewith. Unless we receive your executed duplicate copies hereof and thereof by 5:00 p.m., New York City time, on June 21, 2004, our commitment hereunder will expire at such time.

     We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours, MERRILL LYNCH CAPITAL CORPORATION
By:	/s/ Shiela McGillicuddy

Name: Shiela McGillicuddy
Title: Vice President

Accepted and agreed to as of
the date first written above:

DICK’S SPORTING GOODS, INC.

By:	/s/ William R. Newlin

Name: William R. Newlin
Title: Executive Vice President and Chief Administrative Officer

Sources and Uses of Funds

(in $ in millions)

Sources		Uses
Senior Credit Facility Increase or Interim Loan	$175.0	Purchase price of equity	$308.9
Excess Cash and Investments	$175.0	Refinancing of Existing Debt, net of cash	$45.4
Other	$15.0	One Time Costs	$0.6
		Transaction Fees and Expenses	$10.0

Total Sources	$365.0	Total Uses	$365.0

Exhibit A

INTERIM LOAN
SUMMARY OF TERMS AND CONDITIONS1

Borrower:	“Borrower” means Dick’s Sporting Goods, Inc.

Sole Book-Runner, Lead Arranger and Syndication Agent:	Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) will act as sole and exclusive book-runner, lead arranger and syndication agent (the “Lead Arranger”).

Administrative Agent:	A Lender or other financial institution to be selected by the Lead Arranger in consultation with Borrower (the “Administrative Agent”).

Lenders:	Merrill Lynch Capital Corporation (or one of its affiliates) and a syndicate of financial institutions (the “Lenders”) arranged by the Lead Arranger in consultation with Borrower.

Interim Loan:	Senior Secured Interim Loan (the “Interim Loan”).

Principal Amount:	Up to $175.0 million.

Documentation:	Usual for facilities and transactions for this type and reasonably acceptable to Borrower and the Lenders. The documentation for the Interim Loan will include, among others, a credit agreement (the “Interim Loan Agreement”), guarantees and appropriate pledge, security interest, mortgage, deposit account and other appropriate collateral documents (collectively, the “Interim Loan Documents”). Borrower and each Guarantor (as defined below under “Guarantees”) are herein referred to as the “Credit Parties” and individually referred to as a “Credit Party.”

Transactions:	As described in the Commitment Letter.

Use of Proceeds:	To partially effect the Acquisition and to pay fees and expenses related to the Transactions.

[1]	Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”).

Termination of Commitments:	The commitments in respect of the Interim Loan (including pursuant to the Commitment Letter) will terminate on September 15, 2004 if not drawn on or prior to such date.

Availability:	The Interim Loan will be available to be drawn in one or more drawing, subject to the terms and conditions set forth in the Interim Loan Credit Documents, until September 15, 2004, solely for the purposes of purchasing Common Stock of the Target in connection with the Acquisition which had at such time been tendered, accomplishing the Refinancing and/or paying fees and expenses related to the Transactions actually incurred; provided that no amount of the Interim Loan shall be made available to the Borrower until Borrower or Acquisition Sub shall have already purchased shares of Common Stock of the Target in an aggregate amount of at least $175.0 million using financing other than the Interim Loan.

Maturity:	The Interim Loan will mature on the date (the “Initial Maturity Date”) that is twelve months after the initial funding date (the “Funding”).

Interest Rate:	The Interim Loan will bear, at any time, interest at a rate per annum equal to:

3 month LIBOR (as adjusted at the end of each interest period and adjusted for all applicable reserve requirements) at such time, plus the following basis points spread:

From the Beginning	To the
of the Month	End of the Month	Spread
1	3	500 bps
4	6	550 bps
7	9	600 bps
10	12	650 bps

In no event will the interest rate on the Interim Loan be less than 6.25% per annum.

Upon and during the continuance of an event of default, the interest rate then applicable to the Interim Loan will increase to a margin of 200 basis points over the rate otherwise in effect.

Interest Payment Dates:	Quarterly, in arrears.

Security:	The Interim Loan, the Guarantees, and (to the extent relating to the Interim Loan) the obligations of Borrower under each interest rate protection agreement entered into with a Lender or an affiliate of a Lender will be secured by (A) a perfected first priority lien on and security interest in, and pledge of, all of the capital stock (to the full extent permitted under U.S. law) and intercompany notes of Target and each of the direct and indirect subsidiaries of Target existing on the Closing Date (after giving effect to the Transactions (other than the Merger)) or thereafter created or acquired, except that with respect to foreign subsidiaries only 65% of the capital stock thereof need be pledged; (B) a perfected first priority lien on, and security interest in, all of the tangible and intangible properties and assets (including without limitation all cash, cash equivalents, contract rights (including under partnership agreements, management agreements, operating agreements, affiliation agreements and similar agreements), inventory, real property interests, intellectual property, trade names, equipment, receivables and proceeds of the foregoing) of each Credit Party and their respective direct and indirect subsidiaries (other than Target and its direct and indirect subsidiaries) existing on the Closing Date or thereafter created or acquired; provided that to the extent that a first priority lien with respect to any such Collateral (as defined) has been granted to the lenders under the Senior Credit Facility and such Senior Credit Facility remains outstanding, any lien provided hereunder with respect to any such Collateral shall be a second priority lien; and (C) a perfected first priority lien on, and security interest in, all of the tangible and intangible properties and assets (including without limitation all cash, cash equivalents, contract rights (including under partnership agreements, management agreements, operating agreements, affiliation agreements and similar agreements), inventory, real property interests, intellectual property, trade names, equipment, receivables and proceeds of the foregoing) of Target and its direct and indirect subsidiaries existing on such date or thereafter created or acquired (provided that to the extent that a first priority lien with respect to any such Collateral has been granted to the lenders under Target’s Existing Indebtedness and as a result of the Refinancing the Target’s Existing Indebtedness remains outstanding on the Closing Date, such lien and security interest on such Collateral may be a second priority security interest) (collectively, the “Collateral”), except for those properties and assets for which the Lead Arranger shall determine in its sole discretion that the costs of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby (it being understood that none of the foregoing shall be subject to any other liens or security interests, except for certain customary exceptions to be agreed upon and any first lien on the Collateral contemplated pursuant to clause (B) under the

Senior Credit Facility to the extent still outstanding and clause (C) under the Existing Indebtedness to the extent still outstanding). The obligations of any of the Borrower’s foreign subsidiaries (if any) which become guarantors under the Interim Loan will be secured in a manner to be determined by the Lead Arranger in its sole discretion. All such security interests will be created pursuant to documentation satisfactory in all respects to the Lead Arranger and on the Closing Date such security interests shall have become perfected and the Lead Arranger shall have received satisfactory evidence as to the enforceability and priority thereof. To the extent still outstanding, the Borrower’s Senior Credit Facility and related documentation shall be amended to permit the Collateral of the Interim Loan in accordance with this section. Borrower shall use its reasonable best efforts to provide the Collateral in (C) above on the Closing Date, provided that the Collateral described in (A) and (B) above must be provided and perfected on the Closing Date and the Collateral described in (C) above must be provided and perfected no later than 15 business days following the Merger Date.

Guarantees:	The Interim Loan will be guaranteed on a senior basis by each entity that guarantees or is obligated under the Senior Credit Facility or to the extent that the Senior Credit Facility are no longer outstanding, by the Borrower and Borrower’s direct and indirect subsidiaries existing on the Closing Date and the Borrower will use its reasonable best efforts to have the Interim Loan guaranteed by Target and each subsidiary of Target on a senior basis by the Closing Date and the Borrower will cause the Interim Loan to be guaranteed by Target and each subsidiary of Target on a senior basis on the Merger Date. Each such guarantee is herein referred to as a “Guarantee” and each such guarantor, a “Guarantor.” The Guarantors and Borrower are herein referred to as the “Credit Parties.”

Ranking:	The Interim Loan will be a senior obligation of Borrower ranking pari passu with other senior indebtedness of Borrower and senior to all subordinated indebtedness.

Optional Prepayment:	The Interim Loan will be prepayable at par at any time at Borrower’s option, in whole or in part, plus accrued and unpaid interest. Breakage costs, if any, will be paid by Borrower.

Mandatory Prepayment:	Upon the receipt by Borrower or any of its subsidiaries of (A) 100% of the net cash proceeds from (i) the incurrence of any debt or the issuance of any debt securities (subject to limited exceptions and baskets to be agreed upon), (ii) any capital contribution or the sale or issuance of any capital stock or any securities convertible into or exchangeable for capital stock or any warrants, rights or options to acquire capital stock, (iii) insurance proceeds or asset sales and other asset dispositions (subject to limited exceptions and baskets to be agreed upon and subject to such assets not being subject to a first priority lien under the Senior Credit Facility) and (iv) any amount received from any party under any escrow arrangements under the Merger Agreement or as a direct or indirect result of any breach of any term or provision of the Merger Agreement or otherwise in respect of any claim by Borrower or any of its subsidiaries arising out of the Merger or the Acquisition (other than to the extent relating to indemnification or reimbursement of amounts paid by Borrower or any of its subsidiaries to persons other than Borrower or any of its subsidiaries) and (B) 75% of Excess Cash Flow (to be defined), Borrower will prepay the Interim Loan in an amount equal to such net proceeds or Excess Cash Flow at par, together with accrued interest thereon. In addition, upon the occurrence of a Change of Control (to be defined), Borrower will be required to offer to prepay the entire aggregate principal amount of the Interim Loan in cash for a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. Breakage costs, if any, will be paid by Borrower. To the extent still outstanding, the Borrower’s Senior Credit Facility shall be amended to permit the mandatory prepayments of the Interim Loan in accordance with this section.

Conditions to Effectiveness and to initial Interim Loan:	The effectiveness of the Interim Loan and the making of the initial Interim Loan shall be subject to conditions precedent that are usual for facilities and transactions of this type, to those specified herein and in the Commitment Letter and to such additional conditions precedent as may be required by the Lead Arranger (all such conditions to be satisfied in a manner satisfactory in all respects to the Lead Arranger and the Lenders or the Required Lenders (as the case may be) (as defined below under “Required Lenders”)), including, but not limited to, execution and delivery of the Interim Loan Documents acceptable in form and substance to the Lead Arranger and the Required Lenders by each Credit Party thereto prior to the Closing Date; delivery of reasonably satisfactory borrowing certificates and other customary closing certificates; receipt of valid security interests as contemplated hereby; absence of defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the transactions contemplated hereby; absence of material litigation; evidence of authority;

compliance with applicable laws and regulations (including but not limited to ERISA, margin regulations, bank regulatory limitations and environmental laws); delivery of reasonably satisfactory legal opinions; and adequate insurance.

The making of Interim Loan will be subject to customary conditions, including the following conditions:

(A) The delivery, on or prior to the Closing Date, of a certificate from the chief financial officer of Borrower and, if the Lead Arranger requests, at Borrower’s expense, a nationally recognized appraisal or valuation consultant reasonably satisfactory to the Lead Arranger, in form and substance reasonably satisfactory to the Lead Arranger, with respect to the solvency of each Credit Party immediately after the consummation of the Transactions to occur on the Closing Date.

(B) Immediately prior to the consummation of the Acquisition, the Borrower shall have sufficient available cash, investments, availability under the Senior Credit Facility (to the extent still outstanding) and other available financing (in addition to the Interim Loan) on terms and conditions and pursuant to documentation reasonably satisfactory to the Lead Arranger in order to pay for the Acquisition Consideration, the Refinancing, the Merger Consideration and the fees and expenses of the Transaction (which amount shall be at least (1) $190 million, if Target’s Existing Indebtedness has not been refinanced or amended in a manner to permit the Acquisition and Merger with no materially burdensome conditions, or (2) $175 million, if Target’s Existing Indebtedness has been amended in a manner to permit the Acquisition and Merger with no materially burdensome conditions and remains outstanding following the Acquisition Date).

(C) The terms, conditions and structure of the Acquisition, the Merger and the Merger Agreement, the offer to purchase, the Schedule TO, the Offer Documents (as defined in the Merger Agreement), the Schedule 14D-9, the proxy statement (if any) and other related documentation shall be in form and substance reasonably satisfactory to the Lead Arranger, and shall not be changed from those described in the Commitment Letter and the Merger Agreement in effect on the date hereof in any material respect that could reasonably be expected to be adverse to the Lenders (it being acknowledged that the Lead Arranger is satisfied with the Merger Agreement as in effect on the date hereof). The Lead Arranger shall have promptly received copies, certified by Borrower, of all filings made with any governmental authority in connection with the Transactions.

(D) Simultaneously with the making of the Interim Loan, the Acquisition shall have been consummated in all material respects in accordance with the terms of the Merger Agreement (without the waiver or amendment of any material condition or payment term unless consented to by the Lead Arranger), which terms, along with the conditions and structure of the Acquisition and the Merger Agreement, shall be in form and substance reasonably satisfactory to the Lead Arranger, and shall not be changed from those described in the Commitment Letter in any material respect that could reasonably be expected to be adverse to the Lenders. Each of the parties thereto shall have complied in all material respects with all covenants set forth in the Merger Agreement to be complied with by it on or prior to the Closing Date (without the waiver or amendment of any of the material terms thereof or any payment terms unless consented to by the Lead Arranger).

(E) Simultaneously with the making of the Interim Loan, Borrower shall have effected the Refinancing on terms and conditions and pursuant to documentation reasonably satisfactory to the Lead Arranger. If pursuant to the Refinancing the Existing Indebtedness is repaid, all liens in respect of the Existing Indebtedness shall have been released and the Lead Arranger shall have received evidence thereof satisfactory to the Lead Arranger and a “pay-off” letter or letters reasonably satisfactory to the Lead Arranger with respect to the Existing Indebtedness. After giving effect to the Transactions and the other transactions contemplated hereby, each Credit Party and its subsidiaries shall have outstanding no indebtedness or preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than the loans under the Credit Facilities, Borrower’s convertible notes outstanding on the date hereof and such other debt on a schedule to the Commitment Letter and in an amount acceptable to the Lead Arranger and the Lenders and for which arrangements satisfactory to the Lead Arranger have been made.

The Lead Arranger shall be satisfied (in its judgment) with the proposed and actual capitalization and corporate and organizational structure of Target, Borrower and their respective subsidiaries (after giving effect to the Transactions), including as to direct and indirect ownership and as to the terms of the indebtedness and capital stock of Target, Borrower and their respective subsidiaries (after giving effect to the Transactions).

(F) There shall not have occurred or become known since January 31, 2004 (1) any material adverse change or any condition, fact, event or development that has resulted or could reasonably be expected to result in a material adverse change in the business, operations, condition (financial or otherwise), assets, liabilities (contingent or otherwise) or prospects of Borrower and its subsidiaries taken as a whole (as in existence before giving effect to the Transactions) (a “Borrower Material Adverse Change”) or (2) a Material Adverse Effect with respect to the Target and its subsidiaries taken as a whole as such term is defined in the Merger Agreement (either of (1) or (2) a “Material Adverse Change”).

(G) The Lead Arranger shall have received reasonably satisfactory evidence (including satisfactory supporting schedules and other data) that (i) pro forma consolidated EBITDA (to be defined) of Borrower and its subsidiaries after giving effect to the Transactions for the trailing four quarters ended immediately prior to the Closing Date, calculated in a manner acceptable to the Lead Arranger in accordance with GAAP was not less than $137.5 million and (ii) the ratio of pro forma consolidated debt to pro forma consolidated EBITDA of Borrower and its subsidiaries after giving effect to the Transactions for the trailing four quarters ended immediately prior to the Closing Date, calculated in a manner reasonably acceptable to the Lead Arranger, was not greater than 2.75x.

(H) The respective amounts of the sources and uses for the Transactions shall be consistent with the table set forth in Annex I to the Commitment Letter and the terms and conditions of each of the “sources” and “uses” set forth therein shall be satisfactory to the Lead Arranger.

(I) All requisite governmental authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required (without the imposition of any materially burdensome condition or qualification in the sole judgment of the Lead Arranger or, in the case of antitrust matters, in the sole judgment of the Lead Arranger an Aggregate MAE (as defined in the Merger Agreement)) and all such approvals shall be in full force and effect, all applicable waiting periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that, in the judgment of the Lead Arranger, has had or could have a reasonable likelihood of resulting in a Material Adverse Change (other than with respect to anti-trust matters, in which case any such matters shall not in the judgment of the Lead Arranger have or could have a reasonable likelihood of resulting in an Aggregate MAE (as defined in the Merger Agreement)). The Transactions shall be in compliance with all applicable laws and regulations. The Transactions, Acquisition and Merger shall not be subject to any anti-takeover, control share, poison pill or other similar provisions, except those that have been waived or for which there is an exemption. To the extent still outstanding, the Senior Credit Facility shall have approved the Interim Loan (and any refinancing thereof) on the terms described in the Commitment Letter and herein.

(J) To the extent requested by the Lead Arranger, the Lead Arranger shall have received appraisals, satisfactory in form and substance to the Lead Arranger and from an appraiser satisfactory to the Lead Arranger, of the real property, personal property and other property of the Borrower (and, to the extent available, Target) after giving effect to the Transactions. The Lead Arranger shall have received satisfactory title insurance policies (including such endorsements as the Lead Arranger may require), current certified surveys, evidence of zoning and other legal compliance, certificates of occupancy, legal opinions and other customary documentation required by the Lead Arranger with respect to any real property of Borrower (and, to the extent available, Target) and their subsidiaries subject to mortgages. To the extent requested by the Lead Arranger, the Lead Arranger and the Lenders shall have received satisfactory third-party environmental reports (including Phase I reports) of each Credit Party and its subsidiaries.

(K) The Lead Arranger and the Required Lenders shall be satisfied as to the amount and nature of all tax, ERISA, employee retirement benefit, and other contingent liabilities to which any Credit Party or any of its subsidiaries may be subject, and the plans of each Credit Party and its subsidiaries with respect thereto.

(L) All accrued fees and expenses (including the fees and expenses of counsel to the Lenders, the Lead Arranger and the Administrative Agent) of the Lenders, the Lead Arranger and the Administrative Agent in connection with the Interim Loan Documents shall have been paid. All fees owed pursuant to the Fee Letter shall have been paid.

(M) There shall not exist any threatened or pending litigation, action, proceeding or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, (i) challenging the consummation of any of the Transactions or that could in the sole judgment of the Lead Arranger or the Required Lenders result in a Material Adverse Change (other than with respect to anti-trust matters, in which case any such matters could not in the sole judgment of the Lead Arranger or the Required Lenders result in an Aggregate MAE (as defined in the Merger Agreement)), (ii) seeking to prohibit the ownership or operation by the Borrower, Target or any of their respective subsidiaries of all or a material portion of any of their respective businesses or assets not contemplated by the Merger Agreement or (iii) seeking to obtain, or which could result or has resulted in the entry of, any judgment, order or injunction that (a) would restrain, prohibit or impose adverse or burdensome conditions on the ability of the Lenders to make loans under the Interim Loan, (b) in the sole judgment of the Lead Arranger and Required Lenders could reasonably be expected to result in a Material Adverse Change (other than with respect to anti-trust matters, in which case any such matters could not in the sole judgment of the Lead Arranger or the Required Lenders that could reasonably be expected to result in an Aggregate MAE (as defined in the Merger Agreement)), (c) could purport to affect the legality, validity or enforceability of any Interim Loan Document or any documents relating thereto or could have a material adverse effect on the ability of any Credit Party to fully and timely perform their obligations under the Interim Loan Documents or the rights and remedies of the Lenders, or (d) would be materially inconsistent with the stated assumptions underlying the projections provided to the Lead Arranger and the Lenders. The Lead Arranger and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S.A. Patriot Act.

(N) The Lenders shall have received projected pro forma cash flows, balance sheets and income statements for the period of four years following the Closing Date, which projections shall be (i) based upon reasonable assumptions made in good faith, (ii) satisfactory to the Lenders in their sole discretion and (iii) substantially in conformity with those projections delivered to the Lenders during syndication. The Lenders shall have received (i) audited consolidated financial statements of Borrower and Target for fiscal 2001 through 2003, accompanied by an unqualified audit report of an independent accounting firm of national standing, (ii) unaudited interim consolidated financial statements of Borrower and Target for each fiscal quarterly period ended after January 31, 2004 and not less than 45 days prior to the Closing Date (and the equivalent quarterly period in the prior year), reviewed in accordance with SAS 100 by an independent accounting firm of national standing, (iii) monthly consolidated financial statements for the Borrower (and to the extent available Target) for the months subsequent to the latest annual or quarterly financial statements and ended not less than 30 days prior to the Closing Date, (iv) appropriate pro forma financial statements for Borrower prepared in accordance with Regulation S-X and (v) such other financial statements, selected financial data and financial information, if any, which would be required in a registration statement on Form S-1, and all such financial statements shall be satisfactory to the Lead Arranger in its sole discretion.

(O) The Lenders shall have received the results of a recent lien search, and to the extent requested by the Lead Arranger, a recent tax and judgment search in such jurisdictions and offices as determined by the Lead Arranger (including without limitation where assets of each of Borrower, (Target, to the extent available) and its subsidiaries are located or recorded), and such search shall reveal no liens on any of their assets except for liens permitted by the Interim Loan Documents or liens to be discharged in connection with the transactions contemplated hereby.

(P) All other material documentation, including, without limitation, any tax sharing agreement, employment agreement or other financing arrangement, with respect to or in connection with any of the Transactions shall be in form and substance reasonably satisfactory to the Lead Arranger.

(Q) The Interim Loan Agreement shall contain a covenant providing if more than 90% of the Common Stock of the Target on a fully diluted basis is acquired in the Acquisition then the Merger will be effected as soon as possible thereafter (or simultaneously therewith) in a statutory short form merger, and if a short-form merger is not permitted by law to effect the Merger, Target will hold a shareholder meeting as soon as possible after the Acquisition in order to approve the Merger and the merger will be effective promptly after obtaining such approval

The Lenders shall have received such other legal opinions, corporate documents, security documents and other instruments and/or certificates as they may reasonably request.

Conditions to All Extensions of Credit:	Each extension of credit under the Interim Loan will be subject to customary conditions, including the (i) absence of any Default or Event of Default, and (ii) continued accuracy of representations and warranties.

Representations and Warranties:	Customary for facilities similar to the Interim Loan and such additional representations and warranties as may reasonably be required by the Lead Arranger.

Affirmative Covenants:	Customary for facilities similar to the Interim Loan and such additional affirmative covenants as may reasonably be required by the Lead Arranger including delivery of other financial information and information required under the U.S.A. Patriot Act.

In addition, the Interim Loan Agreement will contain provisions pursuant to which Borrower shall undertake to (i) cooperate with the Take-out Bank (as defined below under “Refinancing of Interim Loan”) and provide the Take-out Bank with information required by the Take-out Bank in connection with any Debt Offering (as defined below under “Refinancing of Interim Loan”) or other means of refinancing the Interim Loan, (ii) assist the Take-out Bank in connection with the marketing of the Take-out Securities (including promptly providing to the Take-out Bank any information reasonably requested to effect the issue and sale of the Take-out Securities and making available senior management of Borrower and Target for investor meetings), and (iii) cooperate with the Take-out Bank in the timely preparation of any registration statement or private placement memorandum relating to any Debt Offering and other marketing materials to be used in connection with the syndication of the Interim Loan.

Negative Covenants:	Customary for facilities similar to the Interim Loan and such others as may reasonably be required by the Lead Arranger (with customary baskets and exceptions to be negotiated), including, but not limited to, limitation on indebtedness; limitation on liens; limitation on investments; limitation on capital expenditures; limitation on contingent obligations; limitation on dividends, redemptions and repurchases of equity interests; limitation on mergers, acquisitions and asset sales; limitation on restrictions on amending the Interim Loan Documents; limitation on issuance, sale or other disposition of subsidiary stock; limitation on sale-leaseback transactions; limitation on transactions with affiliates; limitation on dividend and other payment restrictions affecting subsidiaries; limitation on changes in business conducted; and limitation on prepayment or repurchase of subordinated or other pari passu indebtedness. No material change may be made to the Merger Agreement without the consent of the Lead Arranger and the Required Lenders.

Financial Covenants:	The Interim Loan will contain financial covenants appropriate in the context of the proposed transaction based upon the financial information provided to the Lead Arranger, including, but not limited to the following (definitions and numerical calculations to be set forth in the Interim Loan Agreement): minimum interest coverage ratio, maximum ratio of total debt to EBITDA (to be defined) and fixed charge coverage ratio. The financial covenants contemplated above will be tested on a quarterly basis and will apply to Borrower and its subsidiaries on a consolidated basis.

Interest Rate Management:	An amount designated by the Lead Arranger of the Interim Loan must be hedged on terms and for a period of time reasonably satisfactory to the Lead Arranger with a counterparty reasonably acceptable to the Lead Arranger.

Events of Default:	Customary for facilities similar to the Interim Loan and such others as may reasonably be required by the Lead Arranger.

Refinancing of Interim Loan:	Borrower shall undertake to use its best efforts to (i) prepare an offering memorandum for a private placement through resale pursuant to Rule 144A or (ii) file a registration statement under the Securities Act with respect to one or more offerings of Take-out Securities (in each case, a “Debt Offering”), to refinance in full the Interim Loan and consummate such Debt Offering as soon as practicable thereafter in an amount sufficient to refinance the Interim Loan. Such Debt Offering shall be on such terms and conditions (including (without limitation) covenants, events of default, interest rate, yield and redemption prices and dates) as the financial institution party to the Engagement Letter (the “Take-out Bank”) may in its judgment determine to be appropriate in light of prevailing circumstances and market conditions and the financial condition and prospects of Borrower and its subsidiaries at the time of sale and containing such other customary terms as determined by the Take-out Bank. If any Take-out Securities are issued in a transaction not registered under the Securities Act, all such Take-out Securities shall be entitled to the benefit of a registration rights agreement to be entered into by the relevant issuer and any other obligor in respect of indebtedness being refinanced in customary form acceptable to the Take-out Bank (which shall include provisions for a customary registered exchange offer with respect to any Take-out Securities). Borrower will enter into an underwriting agreement or securities purchase agreement relating to any Debt Offering, which shall be substantially in the form of MLPF&S’s standard underwriting agreement or securities purchase agreement for high yield offerings of a similar nature and which will include a requirement for a customary comfort letter from accountants for Borrower and Target. If a “qualified independent underwriter” is required by the National Association of Securities Dealers Inc., Borrower will pay such underwriter’s fee and agree to indemnify such underwriter on customary terms. The proceeds of any Debt Offering will be used to repay, first, all accrued and unpaid interest on the Interim Loan and, second, the then aggregate unpaid principal amount (and premium required to be paid, if any) of the Interim Loan to the extent of such proceeds. Until the Interim Loan is repaid in full, all of Borrower’s obligations under the Interim Loan Agreement relating to the issuance and sale of Take-out Securities will continue to be in effect (whether or not any Debt Offering shall have been previously initiated or consummated).

Obligation to Complete Sale of Securities:	Following Funding, upon notice (a “Take-out Securities Notice”) by the Take-out Bank, Borrower will issue and sell debt securities in an amount not less than $150.0 million or any such greater amount necessary to refinance in full the Interim Loan upon such terms and conditions as are specified by the Take-out Bank in the Take-out Securities Notice; provided, however, that: (i) the Take-out Bank, in its discretion after consultation with Borrower, shall determine whether the Take-out Securities shall be issued through a registered public offering or a private placement; (ii) such Take-out Securities will contain such terms, including (without limitation) covenants, events of default, interest rates, yields, and redemption prices and dates (and registration rights in the event of a private placement or Rule 144A offering), as are customary for similar financings and as the Take-out Bank considers appropriate in light of prevailing circumstances and market conditions and Borrower’s and its subsidiaries’ financial condition and prospects at the time of sale, and such additional terms and provisions as the Take-out Bank deems customary; and (iii) all other arrangements with respect to such Take-out

Securities shall be satisfactory in all respects to the Take-out Bank in light of then prevailing market conditions and the financial condition and prospects of Borrower and its subsidiaries at the time of sale including the ranking and security of such Take-out Securities.

Yield Protection and Increased Costs:	Usual for facilities and transactions of this type.

Required Lenders:	Lenders having a majority of the outstanding credit exposure (the “Required Lenders”), subject to amendments of certain provisions of the Interim Loan Documents requiring the consent of Lenders having a greater amount (or all) of the outstanding credit exposure.

Assignments and Participations:	Each assignment (unless to another Lender or its affiliates) shall be in a minimum amount of $1.0 million (unless Borrower and the Lead Arranger otherwise consent or unless the assigning Lender’s exposure is thereby reduced to $0). Assignments shall be permitted with the Lead Arranger’s consent (such consent not to be unreasonably withheld, delayed or conditioned). Participations shall be permitted without restriction. Voting rights of participants will be subject to customary limitations.

Expenses and Indemnification:	In addition to those out-of-pocket expenses reimbursable under the Commitment Letter, all reasonable out-of-pocket expenses of the Lead Arranger and the Administrative Agent (and the Lenders for enforcement costs and documentary taxes) associated with the preparation, execution and delivery of any waiver or modification (whether or not effective) of, and the enforcement of, any Interim Loan Document (including the reasonable fees, disbursements and other charges of counsel for the Lead Arranger and the Administrative Agent) are to be paid by the Credit Parties. The Credit Parties will indemnify the Lead Arranger, the Administrative Agent and the other Lenders and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities arising out of or relating to any litigation or other proceeding (regardless of whether the Lead Arranger, the Administrative Agent or any such other Lender is a party thereto) that relate to the Transactions or any transactions related thereto, except to the extent determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted solely from such person’s gross negligence or bad faith.

Governing Law and Forum:	New York (except for security documentation that the Lead Arranger determines should be governed by local law).

Waiver of Jury Trial:	All parties to the Interim Loan Documents waive right to trial by jury.

Special Counsel for Sole Book-Runner, Lead Arranger and Syndication Agent:	Fried, Frank, Harris, Shriver & Jacobson LLP (as well as such local counsel as may be selected by the Lead Arranger).